EXHIBIT 99.1

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Sunnyvale, CA: March 13, 2002 - Viador Inc. TM (OTCBB: VIAD), a self-service portal product provider, announced today that it had entered into an agreement providing for up to $3 million in convertible debt financing. Under this agreement an initial $1 million will be made available to the company on March 21, 2002. An additional $2 million can be used at the Company's option. The financing was offered through existing investors. CEO Stan Wang noted "We've accomplished a lot during the past several months. The company is now balanced and capable of growing profitably in 2002. Major customer and partner relationships have actually grown stronger during the past year. We've refined our vision and strategy and are focusing and adding to our software development resources to deliver expanded functionality in both business intelligence and the portal later this year. We are now looking to the future and the next phase of our growth."

About Viador, Inc.

Viador Inc. (OTCBB: VIAD) combines proven experience, technology and partnerships to deliver self-service portals for leading businesses and organizations worldwide. The Viador E-Portal facilitates enterprise-wide productivity gains, including increased revenue from improved partner communications, better customer relationships and retention, and streamlined, paperless information distribution at lower cost. Over 350 leading companies have chosen Viador for their self-service portal needs. Viador is headquartered in Sunnyvale, Calif. For more information, call 408-735-5956 or visit the Viador website at www.viador.com.

Viador Safe Harbor

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, demand for and market acceptance of the Company's products and services, expansion into international markets, introductions of products and services or enhancements by the Company and its competitors, competitive factors that affect the Company's pricing, the timing of customer installations, the mix of products and services the Company sells, the timing and magnitude of capital expenditures (including costs relating to the expansion of operations), the size of customer orders, the hiring and retention of key personnel, conditions specific to the internet industry and other general economic factors, and new government legislation or regulation. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its reports under the Securities Exchange Act of 1934, as amended. Viador assumes no obligation to update any forward-looking statements contained in the press release.

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